Exhibit 10.15
EXECUTION COPY
STOCK OPTION AGREEMENT
Performance Vesting Option
THIS STOCK OPTION AGREEMENT (the “Agreement”), made by and between Carey Investment Holdings Corp., a Delaware corporation (the “Company”), and  _____  (the “Optionee”), is effective as of October 13, 2010 (the “Grant Date”). Any capitalized terms used but not otherwise defined herein shall have the meaning set forth in the Carey Investment Holdings Corp. 2010 Stock Incentive Plan (the “Plan”).
WHEREAS, as an incentive for the Optionee’s efforts during the Optionee’s Employment with the Company and its Affiliates, the Company wishes to afford the Optionee the opportunity to purchase a number of Shares, pursuant to the terms and conditions set forth in this Agreement and the Plan; and
WHEREAS, the Company wishes to carry out the Plan, the terms of which are hereby incorporated by reference and made a part of this Agreement, pursuant to which the Committee has instructed the undersigned officers to issue the Stock Award described below.
NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto do hereby agree as follows:
ARTICLE I
DEFINITIONS
Capitalized terms not otherwise defined herein shall have the same meaning set forth in the Plan.
ARTICLE II
GRANT OF OPTIONS
Section 2.1. Grant of Options
For good and valuable consideration, on and as of the date hereof, the Company irrevocably grants to the Optionee an Option to purchase any part or all of an aggregate number of                      Shares, subject to the adjustment as set forth in Section 2.4 hereof (the “Option”).
Section 2.2. Exercise Price
Subject to Section 2.4 hereof, the per Share exercise price of the Shares covered by the Option shall be $10.00 per Share (the “Option Price”).
Section 2.3. No Guarantee of Employment
Nothing in this Agreement or in the Plan shall confer upon the Optionee any right to continue in the employ or service of the Company or any Subsidiary or Affiliate thereof, or shall interfere with or restrict in any way the rights of the Company and its Subsidiaries and Affiliates, which are hereby expressly reserved, to terminate the Employment of the Optionee at any time for any reason whatsoever, with or without Cause, subject to the applicable provisions, if any, of the Optionee’s Employment Agreement (if any such agreement is in effect at the time of such termination).

Section 2.4. Adjustments to Option
Subject to Section 9 of the Plan, in the event that the outstanding Shares in the Company subject to the Option are, from time to time, changed into or exchanged for a different number or kind of securities of the Company or other securities by reason of an equity split, spin-off, extraordinary dividend, equity dividend, equity combination, reclassification, recapitalization, liquidation, dissolution, reorganization, merger, or other event affecting the Shares of the Company, the Committee shall make, as appropriate and equitable, an adjustment in the number and kind of securities and/or the amount of consideration as to which or for which, as the case may be, such Option, or portions thereof then unexercised, shall be exercisable, and the Committee may, as it deems appropriate and equitable, pay to the Optionee a dividend in respect of the equity subject to the Option, with such conditions or limitations as the Committee may deem reasonable and necessary to preserve the economic value of the Option. Any such adjustment made by the Committee shall be final and binding upon the Optionee, the Company and all other interested Persons.
ARTICLE III
PERIOD OF EXERCISABILITY
Section 3.1. Vesting and Commencement of Exercisability
(a) Subject to the Optionee’s continued Employment on each applicable vesting date and except as otherwise expressly provided in this Section 3.1, the Option shall vest and become exercisable with respect to each of fiscal years 2011 through 2015 in installments consisting of 20% of the Shares subject thereto if, and only if, the Company’s actual “Adjusted EBITDA” (as defined on Exhibit A) measured as of December 31 of such fiscal year equals or exceeds the applicable Adjusted EBITDA target for such fiscal year (as set forth on Exhibit A attached hereto); provided that the date on which each such installment shall vest and become exercisable shall be the date on which the Committee determines, in the manner set forth in Section 3.1(c), that the applicable Adjusted EBITDA target for such fiscal year has been achieved.
(b) If in any of fiscal years 2011 through 2015 the Company’s actual Adjusted EBITDA fails to equal or exceed the Adjusted EBITDA target for such fiscal year (each, a “Below Target Year”), then the installment of the Shares subject to the Option scheduled to vest with respect to that year shall not vest; provided that, if the Company’s actual Adjusted EBITDA in the fiscal year immediately succeeding such Below Target Year equals or exceeds the applicable Adjusted EBITDA target for such immediately succeeding fiscal year and the Optionee remains in Employment on the applicable vesting date for such immediately succeeding fiscal year, then the installment of the Shares subject to the Option that did not vest because the Adjusted EBITDA target for such Below Target Year was not achieved shall vest and become exercisable on the date upon which the installment of the Shares subject to the Option scheduled to vest with respect to such immediately succeeding fiscal year vests and becomes exercisable. For purposes of illustration only, if the Adjusted EBITDA target is not achieved for 2011 and 2012, but is achieved in 2013, the Shares subject to the Option scheduled to vest in 2012 and 2013 will vest, but the Shares scheduled to vest with respect to 2011 will not vest (unless vesting occurs in accordance with the terms of Section 3.1(e) below).

(c) The Committee shall make the determination in good faith as to whether the respective Adjusted EBITDA targets have been met, and shall determine the extent, if any, to which the Option has vested and become exercisable based upon the achievement of such Adjusted EBITDA targets, as soon as reasonably practicable after the independent auditors of the Company or its Affiliates, as applicable, have delivered their audit report with respect to such fiscal year to the Committee and such determination will be based upon the financial information reflected in such audited financial statements. The Committee’s good faith determination as to whether the Adjusted EBITDA targets have been met shall be final, conclusive and binding on the Optionee.
(d) If a Change in Control occurs at any time during the Optionee’s Employment, then each installment of the Shares subject to the Option that is scheduled to vest with respect to the fiscal year in which the Change in Control occurs and any subsequent fiscal year shall automatically vest and become exercisable immediately prior to such Change in Control.
(e) If a Liquidity Event (as defined below) occurs at any time during the Optionee’s Employment, each installment of the Shares subject to the Option that was scheduled to vest with respect to a fiscal year prior to the fiscal year in which such Liquidity Event occurs but did not vest pursuant to Section 3.1(b) because the Adjusted EBITDA target for such fiscal year was not achieved, shall vest and become exercisable immediately prior to such Liquidity Event if, and only if, the Initial Investors have received Aggregate Net Cash Proceeds (as defined below) equal to at least three times (3X) their cash investment in the Company (and each installment of Shares subject to the Option that is subject to this Section 3(e) and that does not vest in accordance with the terms hereof shall be automatically forfeited upon the consummation of such Liquidity Event). For purposes of this Agreement, “Liquidity Event” shall mean the first to occur of a Change in Control or an Initial Public Offering and “Aggregate Net Cash Proceeds” shall mean the aggregate amount of cash proceeds realized by holders of Common Stock in respect of shares of Common Stock (excluding any sales of such shares to affiliated investment funds) after the date of this Agreement and at or prior to such the Liquidity Event, in each case, net of any transaction fees, costs and expenses that reduce such proceeds.
(f) No portion of the Option shall vest and become exercisable as to any additional Shares following the termination of the Optionee’s Employment for any reason, and the portion of the Option that is unvested and unexercisable as of the date of such termination shall immediately expire without consideration or payment therefor.
Section 3.2. Expiration of Option
The Optionee may not exercise the exercisable portion of the Option to any extent after the first to occur of the following events:

(a) the tenth annual anniversary of the Grant Date;
(b) the one-year anniversary of the date of the Optionee’s termination of Employment, if the Optionee’s Employment is terminated due to the Optionee’s death or by the Company or any of its Affiliates, as applicable, due to the Optionee’s Disability;
(c) the ninetieth day immediately following the date of the Optionee’s termination of Employment, if the Optionee’s Employment is terminated by the Company or any of its Affiliates, as applicable, without Cause or by the Optionee for any reason;
(d) immediately upon the date of the Optionee’s termination of Employment, if the Optionee’s Employment is terminated by the Company or any of its Affiliates, as applicable, for Cause; or
(e) with respect any portion of the Option that is purchased pursuant to the Stockholders Agreement, the occurrence of such purchase.
ARTICLE IV
EXERCISE OF OPTION
Section 4.1. Person Eligible to Exercise
Except as otherwise permitted by the Committee in writing or provided in the Stockholders Agreement, the Optionee is the only Person that may exercise the exercisable portion of the Option, unless and until the Optionee dies or suffers a Disability. After the Disability or death of the Optionee, the exercisable portion of the Option may, prior to the time when the Option becomes unexercisable under Section 3.2 hereof, be exercised by the Optionee’s personal representative, guardian or by any person empowered to do so under the Optionee’s will or under the then Applicable Laws of descent and distribution.
Section 4.2. Partial Exercise
Any exercisable portion of an Option or the entire Option, if then wholly exercisable, may be exercised in whole or in part at any time prior to the time when the Option or portion thereof becomes unexercisable under Section 3.2; provided, however, that any partial exercise shall be for whole Shares only.
Section 4.3. Manner of Exercise
An Option, or any exercisable portion thereof, may be exercised solely by delivering to the Secretary of the Company at the Company’s principal office, all of the following prior to the time when the Option or such portion becomes unexercisable under Section 3.2:
(a) notice in writing signed by the Optionee or the other Person then entitled to exercise the Option or portion thereof, stating that the Option or portion thereof is thereby exercised, such notice complying with all applicable rules established by the Committee;

(b) full payment of the aggregate Option Price (in cash, by check, by wire transfer or by a combination of the foregoing) for the Shares with respect to which such Option or portion thereof is exercised;
(c) a bona fide written representation and agreement, in a form satisfactory to the Committee, signed by the Optionee or other Person then entitled to exercise such Option or portion thereof, stating that the Shares are being acquired for the Optionee’s own account, for investment and without any present intention of distributing or reselling said Shares or any of them except as may be permitted under the Securities Act of 1933, as amended, and the applicable rules and regulations thereunder (the “Securities Act”), and that the Optionee or other Person then entitled to exercise such Option or portion thereof will indemnify the Company against and hold it free and harmless from any loss, damage, expense or liability resulting to the Company if any sale or distribution of the Shares by such Person is contrary to the representation and agreement referred to above; provided, however, that the Committee may, in its reasonable discretion, take whatever additional actions it deems reasonably necessary to ensure the observance and performance of such representation and agreement and to effect compliance with the Securities Act and any other federal or state securities laws or regulations;
(d) unless already delivered, a written instrument (a “Joinder”) pursuant to which the Optionee agrees to be bound by the terms and conditions of the Stockholders Agreement to the same extent as a Management Stockholder thereunder, in form and substance reasonably satisfactory to the Company;
(e) full payment to the Company or any of its Affiliates, as applicable, of all amounts which, under federal, state, local and/or non-U.S. law, such entity is required to withhold upon exercise of the Option; and
(f) in the event the Option or portion thereof shall be exercised pursuant to Section 4.1 by any Person or Persons other than the Optionee, appropriate proof of the right of such Person or Persons to exercise the Option.
Without limiting the generality of the foregoing, any subsequent transfer of Shares shall be subject to the terms and conditions of the Stockholders Agreement and the Committee may require an opinion of counsel acceptable to it to the effect that any subsequent transfer of Shares acquired on exercise of an Option does not violate the Securities Act, and may issue stop-transfer orders covering such Shares. The written representation and agreement referred to in subsection (c) above shall, however, not be required if the Shares to be issued pursuant to such exercise have been registered under the Securities Act, and such registration is then effective in respect of such Shares.
Section 4.4. Conditions to Issuance of Shares
The Company shall not be required to record the ownership by the Optionee of Shares purchased upon the exercise of an Option or portion thereof prior to fulfillment of all of the following conditions:

(a) the obtaining of approval or other clearance from any federal, state, local or non-U.S. governmental agency which the Committee shall, in its reasonable and good faith discretion, determine to be necessary or advisable;
(b) the lapse of such reasonable period of time following the exercise of the Option as the Committee may from time to time establish for reasons of administrative convenience or as may otherwise be required by Applicable Law; and
(c) the execution and delivery of the Joinder by the Optionee to the extent required by the Stockholders Agreement.
Section 4.5. Rights as Stockholder
The Optionee shall not be, and shall not have any of the rights or privileges of, stockholders of the Company in respect of any Shares purchasable in connection with the Option or any portion thereof unless and until a book entry representing such Shares has been made on the books and records of the Company.
ARTICLE V
MISCELLANEOUS
Section 5.1. Administration
The Committee shall have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules. All actions taken and all interpretations and determinations made by the Committee shall be taken in good faith and shall be final and binding upon the Optionee, the Company and all other interested persons. No member of the Committee shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or the Option. In its absolute discretion, the Board may at any time, and from time to time, exercise any and all rights and duties of the Committee under the Plan and this Agreement.
Section 5.2. Option Not Transferable
Except as otherwise permitted by the Committee in writing or provided in the Stockholders Agreement, neither the Option nor any interest or right therein or part thereof shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect; provided, however, that, to the extent permitted by Applicable Law, this Section 5.2 shall not prevent transfers by will or by the Applicable Laws of descent and distribution.

Section 5.3. Notices
Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company in care of its Secretary, and any notice to be given to the Optionee shall be addressed to the Optionee at the most recent address of the Optionee set forth in the personnel records of the Company or any of its Affiliates, as applicable. By a notice given pursuant to this Section 5.3, either party may hereafter designate a different address for notices to be given to that party. Any notice which is required to be given to the Optionee, shall, if the Optionee is then deceased, be given to the Optionee’s personal representative if such representative has previously informed the Company of the representative’s status and address by written notice under this Section 5.3. Any notice shall have been deemed duly given when enclosed in a properly sealed envelope or wrapper addressed as aforesaid, deposited (with postage prepaid) in a post office or branch post office regularly maintained by the United States Postal Service.
Section 5.4. Titles; Interpretation
Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement. Defined terms used in this Agreement shall apply equally to both the singular and plural forms thereof. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The term “hereunder” shall mean this entire Agreement as a whole unless reference to a specific section or provision of this Agreement is made. Any reference to a Section, subsection, provision and Exhibit is to this Agreement unless otherwise specified.
Section 5.5. Applicability of the Plan and the Stockholders Agreement
The Option and the Shares issued to the Optionee upon exercise of the Option shall be subject to all of the terms and provisions of the Plan and the Stockholders Agreement, to the extent applicable to the Option and such Shares. In the event of any conflict between this Agreement and the Plan, the terms of the Plan shall control. In the event of any conflict between this Agreement or the Plan and the Stockholders Agreement, the terms of the Stockholders Agreement shall control.
Section 5.6. Amendment
This Agreement may be amended only by a written instrument executed by the parties hereto, which specifically states that it is amending this Agreement.
Section 5.7. 83(b) Election
If any Shares acquired upon exercise of the Option are subject to a “substantial risk of forfeiture” (within the meaning of Treasury Regulation Section 1.83-3(c)) immediately following such exercise, and the Optionee determines to file an election pursuant to Treasury Regulation Section 1.83-2 with respect to such Shares, the Optionee will furnish the Company with a copy of such filed election no later than 30 days after the date of such exercise.

Section 5.8. Governing Law
This Agreement shall be governed in all respects by the laws of the State of Delaware.
[Signature on next page.]

IN WITNESS WHEREOF, this Agreement has been executed and delivered by the parties hereto.

Carey Investment Holdings Corp.

Name:
Title:

Optionee:

Name:
Performance Option Agreement — Signature Page

Exhibit A

	Adjusted EBITDA must
	be equal to or greater	Percentage of Shares Subject to
	than:	Option that Vest if Adjusted EBITDA
Fiscal Year	(in USD)	Target is met
2011	$180,000,000	20%
2012	$208,000,000	20%
2013	$238,000,000	20%
2014	$270,000,000	20%
2015	$305,000,000	20%
“Adjusted EBITDA” means the “EBITDA” of Intermediate for the applicable fiscal year, as such term is as defined in the Indenture, except that clause (1)(i) of such definition shall not apply for purposes of this Agreement. “Indenture” means the Indenture dated as of October 13, 2010 among the Carey Acquisition Corp., Carey New Finance, Inc., Associated Materials, LLC, Wells Fargo Bank, National Association and the other parties thereto, as amended from time to time
The Adjusted EBITDA targets as set forth in this Exhibit A will be adjusted by the Committee in good faith to reflect each acquisition or disposition by the Company or any of its Affiliates subsequent to the Grant Date of any business, operation, entity (including the acquisition of only a portion of an entity whose results will be consolidated by the Company in accordance with generally accepted accounting principles), division of any entity or any assets outside the ordinary course of business. If the Company makes such an acquisition or disposition in a given fiscal year, the Adjusted EBITDA target for such fiscal year and subsequent fiscal years, if applicable, shall be proportionately adjusted, fairly and appropriately, and only to the extent deemed necessary by the Committee (after consultation with the Company’s accountants), in the exercise of its good faith judgment, in order to accurately reflect the direct and measurable effect such acquisition or disposition has or is reasonably expected to have on such Adjusted EBITDA target(s). In addition, to the extent applicable, Adjusted EBITDA target(s) will be adjusted by the Committee (after consultation with the Company’s accountants) in good faith to reflect any changes in generally accepted accounting principles promulgated by accounting standard setters in order to accurately reflect the effect of such changes on such Adjusted EBITDA target(s). The intent of such adjustments is to keep the probability of achieving the Adjusted EBITDA targets the same as if the event triggering such adjustment had not occurred. The Committee’s determination of such necessary adjustment(s) shall be made within 90 days following the completion or closing of such event, as applicable, and shall be based on the Company’s accounting as set forth in its books and records and on the Company’s financial plan pursuant to which the Adjusted EBITDA targets were originally established. Any such adjustment(s) made in good faith shall be final and binding on all Persons.